Exhibit 99.1

                 IMMUNICON CORPORATION ANNOUNCES PRESENTATION OF
              FURTHER DATA ON CIRCULATING TUMOR CELLS IN METASTATIC
                BREAST CANCER AT THE 2005 AMERICAN ASSOCIATION OF
                     CLINICAL ONCOLOGY (ASCO) ANNUAL MEETING

Huntingdon Valley, PA, May 16, 2005 -- Immunicon Corporation {Nasdaq: IMMC}, a development-stage company developing and commercializing proprietary cell- and molecular-based human diagnostic and life science research products with an initial focus on cancer, announced the presentation of additional data from its clinical trial in metastatic breast cancer and the significance of circulating tumor cells (CTCs) in the blood of such patients undergoing treatment. An abstract entitled "Presence of circulating tumor cells (CTC[s]) in metastatic breast cancer (MBC) predicts rapid progression and poor prognosis," Abstract 524, was presented on Monday, May 16,2005, from 9:00 - 9:15 a.m. ET, by Massimo Cristofanilli, M.D., of The University of Texas M. D. Anderson Cancer Center, as an oral abstract presentation session at the 2005 Annual Meeting of the American Association of Clinical Oncology (ASCO), May 13 - 17 in Orlando, FL. Oral abstract presentation sessions include didactic presentations of the abstracts determined by the Scientific Program Committee of ASCO to be of the highest scientific merit. The presentation will be posted on Immunicon's Web site at www.immunicon.com.

The data presented represent an update of results from a 177 patient study at a median follow-up from enrollment of approximately 20 months. The original study data were published in The New England Journal of Medicine in August 2004 and showed the ability of CTC levels to predict patient outcomes in terms of Progression Free Survival (PFS) and Overall Survival (OS). The new data presented at this year's ASCO meeting show the significance of CTCs at monthly intervals after initiation of therapy, including time points beyond baseline and first follow-up visit to the physician. Median PFS and OS were significantly shorter for those patients with five or more CTCs per 7.5mL sample at all time points assessed. The differences were statistically significant for patients undergoing chemotherapy as well those receiving hormonal therapy. In multivariate analyses, CTCs remained the strongest and most significant independent predictor of poor outcome.

Commenting on the conclusions of the analyses, Dr. Cristofanilli said: "The presence of CTCs in patients with MBC is an independent prognostic factor. Evaluation of CTCs after initiation of treatment and during therapy for MBC predicts response to therapy and suggests that CTCs are a valid surrogate marker for assessment of treatment benefit."

Dr. Leon Terstappen, Senior Vice President of Research and Development and Chief Scientific Officer of Immunicon, added: "These data suggest further clinical utility in metastatic breast cancer for the CellSearch Circulating Tumor Cell test, which utilizes Immunicon proprietary technology."

Veridex, LLC, a Johnson & Johnson company, has exclusive worldwide rights to commercialize products incorporating Immunicon cell analysis technology in the cancer field. Veridex markets these products as the CellSearch(TM) System.

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IMMUNICON CORPORATION

Immunicon Corporation is developing and commercializing proprietary cell- and molecular-based human diagnostic and life science research products with an initial focus on cancer disease management. The Company has developed platform technologies for selection and analysis of rare cells in blood, such as circulating tumor cells and circulating endothelial cells that are important in many diseases and biological processes. Immunicon's products and underlying technology platforms also have application in the clinical development of cancer drugs and in cancer research and may have applications in other fields of medicine, such as cardiovascular and infectious diseases. www.immunicon.com

The information contained in this press release includes "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are often preceded by words such as "hope," "may," "believe," "anticipate," "plan," "expect," "intend," "assume," "will" and similar expressions. The Company cautions investors not to place undue reliance on the forward-looking statements contained in this press release. Forward-looking statements speak only as of the date of this press release, reflect management's current expectations and involve certain factors, such as risks and uncertainties that may cause actual results to be far different from those suggested by the Company's forward-looking statements. These factors include, but are not limited to, risks associated with: the Company's dependence on Veridex; the Company's capital and financing needs; research and development and clinical trial expenditures; commercialization of the Company's product candidates; the Company's ability to use licensed products and to obtain new licenses from third parties; the Company's ability to manage its growth; obtaining necessary regulatory approvals; reliance on third party manufacturers and suppliers; reimbursement by third party payors to the Company's customers for the Company's products; compliance with applicable manufacturing standards; the ability to earn license and milestone payments under the Company's agreement with Veridex; retaining key management or scientific personnel; delays in the development of new products or to planned improvements to the Company's products; effectiveness of the Company's products compared to competitors' products; protection of the Company's intellectual property and other proprietary rights; conflicts with the intellectual property of third parties; product liability lawsuits that may be brought against the Company; labor, contract or technical difficulties; and competitive pressures in the Company's industry. These factors are discussed in more detail in the Company's filings with the Securities and Exchange Commission.

"Immunicon" and the Immunicon Corporation logo are registered trademarks of Immunicon Corporation. ALL RIGHTS RESERVED.

Contact Information:                       Investors/Media:

James G. Murphy                            The Ruth Group
SVP of Finance & Administration, CFO       Greg Tiberend (media) 646-536-7005
215-830-0777 ext. 121                      gtiberend@theruthgroup.com
jmurphy@immunicon.com                      John Quirk (investors) 646-536-7029
                                           jquirk@theruthgroup.com


3401 Masons Mill Road, Suite 100
Huntingdon Valley, Pennsylvania 19006
phone    215.830.0777
fax      215.830.0751
web      www.immunicon.com